Exhibit 4.1
LIMITED CONSENT AND AMENDMENT NO. 11 TO NOTE PURCHASE AGREEMENT

THIS LIMITED CONSENT AND AMENDMENT NO. 11 TO NOTE PURCHASE AGREEMENT, dated as of September 30, 2016, but effective as of the Effective Date (as defined in Section 3 hereof) (this “Amendment”), to the Note Purchase Agreement dated as of June 19, 2012, as amended by Amendment No. 1 thereto dated as of January 15, 2013, Amendment No. 2 thereto dated as of May 8, 2013, Amendment No. 3 thereto dated as of September 30, 2013, Amendment No. 4 thereto dated as of November 5, 2013, Amendment No. 5 thereto dated as of December 23, 2013, Amendment No. 6 thereto dated as of June 30, 2014, Amendment No. 7 thereto dated as of December 19, 2014, Amendment No. 8 thereto dated as of May 1, 2015, Amendment No. 9 thereto dated as of December 28, 2015, and Amendment No. 10 thereto dated as of February 9, 2016 (such note purchase agreement, as so amended, being referred to herein as the “Existing Note Purchase Agreement” and as the same shall be further amended hereby, the “Note Purchase Agreement”), is among NGL Energy Partners LP, a Delaware limited partnership (the “Company”), the Guarantors (solely with respect to Section 6(c) hereof) and the holders of Notes listed on the signature pages hereto (collectively, the “Noteholders”).

RECITALS:

A.    The Company and the Purchasers party thereto have previously entered into the Existing Note Purchase Agreement. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Existing Note Purchase Agreement.

B.    The Guarantors entered into that certain Guaranty Agreement dated as of June 19, 2012 (as heretofore amended, supplemented or otherwise modified, the “Guaranty Agreement”).

C.    The Company has requested certain amendments to the Existing Note Purchase Agreement as more fully described herein below.

D.    The Noteholders have agreed to such amendments, subject to the performance and observance in full of each of the covenants, terms and conditions, and in reliance upon all of the representations and warranties of the Company, set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants, terms, conditions, representations and warranties herein contained, the parties hereto hereby agree as follows:

Section 1. AMENDMENTS TO EXISTING NOTE PURCHASE AGREEMENT. Subject to the covenants, terms and conditions set forth herein and in reliance upon the representations and warranties of the Company herein contained, the Company and the Noteholders hereby agree to amend the Existing Note Purchase Agreement as set forth below, effective as of the Effective Date:

(a)Amendment to Section 7.2 of the Existing Note Purchase Agreement. Section 7.2(a) of the Existing Note Purchase Agreement is hereby amended by inserting the text “or Test Two Failure” after each reference to “Test One Failure” contained in such Section.

(b)Amendment to Section 8.9 of the Existing Note Purchase Agreement. Section 8.9 of the Existing Note Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“Section 8.9. Additional Interest. With respect to all Notes:

(a)    upon the occurrence of a Trigger Event, (i) (A) solely with respect to a Test One Failure, the interest rate with respect to the Notes shall be immediately and automatically increased by 0.50% per annum for the remaining life of the Notes (subject to the provisions of Section 8.9(b)), and (B) with respect to a Test Two Failure, the interest rate with respect to the Notes shall be immediately and automatically increased by an additional 0.50% per annum (which such increase will be in addition to the then existing increase specified in clause (A) of this Section 8.9(a)(i) for an aggregate increase in the interest rate with respect to the Notes of 1.00% per annum) for the remaining life of the Notes (subject to the provisions of Section 8.9(b)) and (ii) the Company shall, on the next date on which interest payments are due to be made under the terms of the Notes (each such date, an “Interest Payment Date”) following any such Trigger Event, pay to each holder of such Notes a one-time payment for such Trigger Event in an amount equal to the product of (x)(I) if such Trigger Event resulted solely as a result of a Test One Failure, 0.50%, (II) if such

Trigger Event resulted solely as a result of a Test Two Failure, 0.50% (i.e., a Test One Failure had occurred in a prior period and no Reset Event had occurred for such Test One Failure) and (III) if such Trigger Event exists as a result of both a Test One Failure and a Test Two Failure, 1.00%, (y) the aggregate principal amount of Notes held by such holder or its predecessor holder as of the end of the most recently completed fiscal quarter of the Company for which the Company is required to deliver financial statements pursuant to Sections 7.1 (a) or (b), as the case may be, and giving effect to any reduction in principal of the Notes since the end of such fiscal quarter, and (z) a fraction, the numerator of which is the number of days from and including the end of the most recently completed fiscal quarter described in the immediately preceding clause (y) to, but excluding the date of, the occurrence of the Trigger Event and the denominator of which is 360;

(b)    if, at any time following (I) a Trigger Event where a Test Two Failure existed, no Test Two Failure shall continue to exist or (II) a Trigger Event where a Test One Failure existed, no Test One Failure shall continue to exist (each a “Reset Event”; provided, however, that such Reset Event shall be deemed to occur on the date upon which the Company delivers its quarterly or annual financial statements and accompanying certificates pursuant to Sections 7.1 and 7.2 demonstrating satisfaction of the aforementioned conditions), (i) the interest rate with respect to the Notes shall be immediately and automatically reduced by 0.50% (or, with respect to a Reset Event occurring as a result of the satisfaction of both clauses (I) and (II) above, 1.00%) per annum for the remaining life of the Notes (subject to the provisions of Sections 8.9(a) and (c)) and (ii) each holder of Notes shall apply a one-time credit, on the next Interest Payment Date of the Notes following such Reset Event, to the accrued interest owed by the Company with respect to the Notes by an amount equal to the product of (x)(A) if only one of the above clauses (I) and (II) caused the Reset Event, 0.50% or (B) if both of the above clauses (I) and (II) caused the Reset Event, 1.00%, (y) the aggregate principal amount of Notes held by such holder or its predecessor holder as of the end of the most recently completed fiscal quarter of the Company for which the Company is required to deliver financial statements pursuant to Section 7.1 (a) or (b), as the case may be, and giving effect to any reduction in principal of the Notes since the end of such fiscal quarter, and (z) a fraction, the numerator of which is the number of days from and including the end of the most recently completed fiscal quarter described in the immediately preceding clause (y) to, but excluding the date of, the occurrence of the Reset Event and the denominator of which is 360;

(c)    notwithstanding anything in this Section 8.9 to the contrary, another Trigger Event may follow a Reset Event, in which case the provisions of Sections 8.9(a) and (b) shall apply; and

(d)    for the avoidance of doubt and notwithstanding anything in this Section 8.9 or otherwise in this Agreement to the contrary, upon the occurrence and during the continuance of an Event of Default, the interest rate with respect to the Notes shall be at the default rate as set forth in clause (b) of the first paragraph of each Note, and such rate shall be automatically increased by the applicable rate specified in Section 8.9(a) for all periods during which a Trigger Event continues to exist.”

(c)    Amendment to clause (a) of Section 10.6 (Financial Covenants) of the Existing Note Purchase Agreement. Clause (a) of Section 10.6 (Financial Covenants) of the Existing Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“(a)    Commencing with the fiscal quarter ended June 30, 2016, the Company will not permit the Leverage Ratio of the Note Parties to be greater than 4.75 to 1.00 as of the last day of any fiscal quarter. Commencing with the fiscal quarter ending December 31, 2018, the Company will not permit the Leverage Ratio of the Note Parties to be greater than 4.25 to 1.00 as of the last day of any fiscal quarter.”

(d)    Amendment to clause Section 10 (Negative Covenants) of the Existing Note Purchase Agreement. Section 10 (Negative Covenants) of the Existing Note Purchase Agreement is hereby amended by adding a new Section 10.21 in its appropriate numerical order to read in its entirety as follows:

“Section 10.21. Credit Agreement Financial Covenants. The Company shall not, and shall not permit, the financial covenants contained in Section 7.11 (or any successor Section) of the Credit Agreement and the defined terms referenced therein to be amended or otherwise modified in any significant manner that is different than the financial covenants contained in Section 10.6 of this Agreement and the defined terms referenced therein without providing the holders with (a) at least 20 Business Days prior written notice of the Company’s proposed amendments or modifications to such financial covenants and/or definitions and (b) an opportunity to review and discuss such proposed amendments and modifications with a Financial Officer of the Company prior to their effectiveness. For purposes of this Section 10.21, any such amendment or modification that (1)(x) introduces a separate maximum secured leverage ratio in addition to a maximum total leverage ratio or (y) modifies the working capital loan exception in the numerator of such leverage ratio shall be deemed “significant” and (2)

increases or decreases the maximum total leverage ratio shall not be deemed “significant.” Regardless of whether any such amendment or modification is “significant” for purposes of this Section 10.21, the holders expressly reserve their rights under Section 10.20 with respect to any amendment or modification of the Credit Agreement.”

(e)    Amendments to Schedule B to the Existing Note Purchase Agreement. Schedule B to the Existing Note Purchase Agreement is hereby amended as follows:

(i)	The definition of “Consolidated EBITDA” is hereby amended and by amending and restating in its entirety clause (B) in the final proviso of such definition, as follows:

“(B) with regard to each Major Permitted Business Expansion Project, excluding the Grand Mesa Project, such pro forma adjustment (x) shall be based upon forecasted income to be derived from binding, non-contingent contracts less appropriate direct and indirect costs to realize such income and (y) when aggregated with all pro forma adjustments attributable to Major Permitted Business Expansion Projects, excluding the Grand Mesa Project, shall not exceed 15.00% of the Consolidated EBITDA reflected in the most recently delivered Compliance Certificate, net of any actual Consolidated EBITDA realized from such Major Permitted Business Expansion Projects (excluding the Grand Mesa Project) and without giving effect to increases in such Consolidated EBITDA arising from such Major Permitted Business Expansion Projects for such pro forma period; provided that with respect to the Grand Mesa Project, Consolidated EBITDA shall be based on (i) forecasted income to be derived from binding, non-contingent contracts less appropriate direct and indirect costs to realize such income and (ii) income from FERC required walk-up volume capped at 10,000 bpd (subject to the limitation that the sum of the immediately preceding clauses (i) and (ii) shall not exceed $140,000,000 for any four quarters ending on or prior to the date of determination) multiplied by the applicable GMP Completion Percentage as of the end of such period; provided, further, that to the extent the Grand Mesa Project is not complete as of December 31, 2016, the contribution of the Grand Mesa Project to Consolidated EBITDA will be reduced by 25% per quarter for each quarter commencing with the fiscal quarter ending December 31, 2016.”

(ii)	The definition of “GMP Completion Percentage” is hereby amended and restated in its entirety as follows:

“GMP Completion Percentage” with respect to the determination of Consolidated EBITDA for any period, the percentage of completion for the Grand Mesa Project determined as the quotient (expressed as a percentage) of the costs incurred by the Note Parties as of the end of the applicable period over the estimated total project cost of the Grand Mesa Project at such time. As of the Amendment No. 11 Effective Date, the Note Parties have incurred costs in connection with the Grand Mesa Project in an amount equal to $770,000,000 and the estimated total project cost as of such date is $831,000,000.

(iii)	The definition of “Test Two Failure” is hereby added to Schedule B of the Existing Note Purchase Agreement in appropriate alphabetical order to read in its entirety as follows:

“Test Two Failure” shall mean, at any time, the existence of a Leverage Ratio (measured quarterly as of the end of each fiscal quarter) which is greater than 4.50 to 1.00.”

(iv)
The definition of “Trigger Event” in Schedule B of the Existing Note Purchase Agreement is hereby amended by inserting the text “or Test Two Failure” after each reference to “Test One Failure” contained in such definition.

Section 2. LIMITED CONSENT. Subject to the satisfaction of the conditions set forth in Section 3 below, the Noteholders hereby consent to (i) the Collateral Agent’s release of its Lien on any Collateral in accordance with Section 8.17 of the Security Agreement and any other applicable provision of any Security Document, provided that (a) the sale, lease, transfer or other disposition of such Collateral is permitted pursuant to the terms of the Note Purchase Agreement, (b) the Company provides the Noteholders prior written notice of such release, which notice (I) shall specify the Section or Sections of the Note Purchase Agreement permitting the Company to sell, lease, transfer or otherwise dispose of such Collateral and (II) may be included in any officer’s certificate referenced in the following clause (c), and (c) the Company shall provide the Noteholders a copy of any officer’s certificate delivered to the Collateral Agent in connection with such release (including, without limitation, any officer’s certificate delivered pursuant to Section 8.17(a)(ii) of the Security Agreement); provided that delivery by the Company of any such notice and certificate to the outside counsel for the Noteholders shall constitute delivery to the Noteholders for the purposes of this limited consent, and (ii) the Collateral Agent’s execution and delivery of any Security Document, or any amendment or supplement to any Security Document, solely for purposes of (x) granting or perfecting a security interest in or lien on assets or property of any Note Party in favor of the Collateral Agent, for the benefit of the Noteholders and the other Secured Parties, or (y) releasing a Lien permitted to be released pursuant to clause (i) above, provided that in the case of each of clause (x) and (y), outside counsel for the Noteholders are provided a draft of any such Security Document, amendment or supplement and are afforded a reasonable opportunity to review and comment upon the same before its execution. The foregoing consent shall serve as the written notice and direction from the Required Holders to the Collateral Agent (I) pursuant to Section 8.17 of the Security Agreement and Section 21 of the Intercreditor Agreement in connection with any such release of Collateral and (II) pursuant to Section 23 of the Intercreditor Agreement in connection with the execution and delivery of any such future Security Documents, amendments or supplements; provided that the Administrative Agent, Technical Agent and/or requisite number of Lenders, as applicable, has or have also provided their written notice and direction, or such written notice and direction has been given automatically under the Loan Documents (as defined in the Credit Agreement), in connection with any such release or execution and delivery. Subject to the foregoing, nothing contained in this Amendment shall be construed as a waiver by the Noteholders of any covenant or provision of the Note Purchase Agreement or the other Note Documents, and the failure of the Noteholders at any time or times hereafter to require strict performance of any provision thereof shall not waive, affect or diminish any right of the Noteholders to thereafter demand strict compliance therewith. The Noteholders hereby reserve all rights granted under the Note Purchase Agreement and the other Note Documents. The parties hereby agree that the Collateral Agent is an express third party beneficiary of this limited consent and, as such, shall be permitted to rely on such limited consent with respect to the release of its Lien on any Collateral in accordance with Section 8.17 of the Security Agreement and any other applicable provision of any Security Document and the Collateral Agent’s execution and delivery of any Security Document, or any amendment or supplement to any Security Document.

Section 3. EFFECTIVENESS OF AMENDMENTS. Upon the satisfaction of each of the conditions provided immediately below in this Section 3 (with each of the documents referred to below being in form and substance satisfactory to the Required Holders and in full force and effect), the amendments set forth in Section 1 of this Amendment shall be deemed to be effective as of June 30, 2016 (the Effective Date”):

(a)Execution and Delivery of this Amendment. The Noteholders shall have received a copy of this Amendment duly executed and delivered by the Company and the Guarantors, and by the Noteholders constituting the Required Holders.

(b)Representations and Warranties. Each of the representations and warranties of the Company made in this Amendment shall be true and correct on and as of the Effective Date.

(c)Payment of Amendment Fee. The Company shall have paid a fee to each Noteholder equal to 0.10% multiplied by the aggregate outstanding principal amount of the Notes held by such Noteholder.

(d)Certificates and Approvals. The Company shall deliver a certificate of its Secretary or Assistant Secretary attaching and certifying copies of (i) the Organizational Documents of the Company, (ii) a corporate good standing certificate with respect to the Company from its jurisdiction of organization, dated as of a recent date, (iii) resolutions of the governing body of the Company authorizing the execution, delivery and performance of this Amendment, the Note Purchase Agreement (as amended hereby) and all related documents (collectively, the “Transaction Documents”) and (iv) the name, title and true signature of each officer of the Company authorized to execute the Transaction Documents.

(e)Legal Opinion. The Noteholders shall have received a favorable opinion of Winston & Strawn LLP, counsel for the Company, in form and substance satisfactory to the Noteholders, as to (i) the due authorization, execution and delivery of this Amendment by the Company and (ii) the enforceability of this Amendment against the Company. The Company hereby directs such counsel to deliver such opinion and understands and agrees that each Noteholder will and hereby is authorized to rely on such opinion.

(f)Proceedings and Documents. All corporate and other proceedings pertaining directly to this Amendment and all documents and instruments directly incident to this Amendment shall be satisfactory to the Required Holders and their special counsel, and the Noteholders and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as the Required Holders or such special counsel may reasonably request.

Section 4. REPRESENTATIONS AND WARRANTIES; NO DEFAULT. To induce the Noteholders to enter into this Amendment, the Company (by delivery of its counterpart to this Amendment) hereby (i) represents and warrants to the Noteholders that after giving effect to this Amendment and the contemporaneous amendments to the Credit Agreement, its representations and warranties contained in the Note Purchase Agreement are true and correct in all material respects (except for those representations and warranties qualified by “materiality,” “Material Adverse Effect” or a like qualification, which shall be correct in all respects) on and as of the Effective Date with the same effect as though made on and as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects (except for those representations and warranties qualified by “materiality,” “Material Adverse Effect” or a like qualification, which were true in all respects) as of such earlier date), (ii) represents and warrants to the Noteholders that in connection with this Amendment and all other documents delivered in connection herewith it (x) has the requisite power and authority to make, deliver and perform the same, (y) has taken all necessary limited partnership action to authorize its execution, delivery and performance of the same, and (z) has duly executed and delivered the same and (iii) except to the extent waived herein, certifies that no Default or Event of Default exists under any of the Note Documents (both immediately before and after giving effect to this Amendment) or will result from the making of this Amendment.

Section 5. EXPENSES. The Company will promptly (and in any event within thirty (30) days of receiving any statement or invoice therefor) pay all reasonable out-of-pocket expenses and costs incurred by the Noteholders relating to this Amendment, including, but not limited to, the reasonable fees and disbursements of Baker Botts L.L.P., incurred in connection with the preparation, negotiation and delivery of this Amendment, and all other related documentation. This Section 5 shall not be construed to limit the Company’s obligations under Section 15.1 of the Existing Note Purchase Agreement.

Section 6. MISCELLANEOUS.

(a)GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, the parties hereto. Delivery of this Amendment may be made by telecopy or electronic transmission of a duly executed counterpart copy hereof; provided that any such delivery by electronic transmission shall be effective only if transmitted in .pdf format, .tif format or other format in which the text is not readily modifiable by any recipient thereof.

(c)Affirmation of Obligations. Notwithstanding that such consent is not required under the Guaranty Agreement, or any of the other Note Documents to which it is a party, each of the Guarantors consents to the execution and delivery of this Amendment by the parties hereto. As a material inducement to the undersigned to amend the Existing Note Purchase Agreement, each of the Guarantors (i) acknowledges and confirms the continuing existence, validity and effectiveness of the Guaranty Agreement and each of the other Note Documents to which it is a party and (ii) agrees that the execution, delivery and performance of this Amendment shall not in any way release, diminish, impair, reduce or otherwise affect its obligations thereunder.

(d)Note Document. This Amendment is a Note Document and all of the provisions of the Note Purchase Agreement which apply to Note Documents apply hereto. Except as expressly provided hereby, all of the terms and provisions of the Note Purchase Agreement and the other Note Documents are and shall remain in full force and effect. The amendments and consents contained herein shall not be construed as a waiver or amendment of any other provision of the Note Purchase Agreement or any other Note Document or for any purpose, except as expressly set forth herein, or a consent to any further or future action on the part of any Note Party that would require the waiver or consent of the Noteholders.

(Remainder of Page Intentionally Left Blank; Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers effective as of the Effective Date.

NGL ENERGY PARTNERS LP

By: NGL Energy Holdings LLC,
its general partner

By: /s/ Robert “Trey” W. Karlovich III
Name: Robert “Trey” W. Karlovich III
Title: Chief Financial Officer

Signature Page to Limited Consent and Amendment No. 11 to Note Purchase Agreement

The foregoing is hereby agreed to as of the date hereof:

NOTEHOLDERS:

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA, as a Noteholder

By: /s/ Christopher L. Halloran
Name: Christopher L. Halloran
Title: Vice President

PRUCO LIFE INSURANCE COMPANY,
as a Noteholder

By: /s/ Christopher L. Halloran
Name: Christopher L. Halloran
Title: Assistant Vice President

UNIVERSAL PRUDENTIAL ARIZONA
REINSURANCE COMPANY, as a Noteholder

By:    PGIM, Inc.,
as investment manager

By: /s/ Christopher L. Halloran
Name: Christopher L. Halloran
Title: Vice President

PRUDENTIAL ARIZONA REINSURANCE
CAPTIVE COMPANY, as a Noteholder

By:    PGIM, Inc.,
as investment manager

By: /s/ Christopher L. Halloran
Name: Christopher L. Halloran
Title: Vice President

Signature Page to Limited Consent and Amendment No. 11 to Note Purchase Agreement

PRUDENTIAL ARIZONA REINSURANCE
UNIVERSAL COMPANY, as a Noteholder

By:    PGIM, Inc.,
as investment manager

By: /s/ Christopher L. Halloran
Name: Christopher L. Halloran
Title: Vice President

PRUDENTIAL RETIREMENT INSURANCE AND
ANNUITY COMPANY, as a Noteholder

By:    PGIM, Inc.,
as investment manager

By: /s/ Christopher L. Halloran
Name: Christopher L. Halloran
Title: Vice President

Signature Page to Limited Consent and Amendment No. 11 to Note Purchase Agreement

AMERICAN GENERAL LIFE INSURANCE COMPANY (successor by merger to
AMERICAN GENERAL LIFE AND ACCIDENT INSURANCE COMPANY)
AMERICAN GENERAL LIFE INSURANCE COMPANY (successor by merger to
AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE)
AMERICAN GENERAL LIFE INSURANCE COMPANY (successor by merger to
SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY)
THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK
COMMERCE AND INDUSTRY INSURANCE COMPANY
NEW HAMPSHIRE INSURANCE COMPANY
AIG PROPERTY CASUALTY COMPANY (f/k/a CHARTIS PROPERTY CASUALTY COMPANY)

By:    AIG ASSET MANAGEMENT (U.S.), LLC, Investment Adviser

By: /s/ Curtis F. Sullivan
Name: Curtis F. Sullivan
Title: Vice President

Signature Page to Limited Consent and Amendment No. 11 to Note Purchase Agreement

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF
AMERICA, as a Noteholder

By: /s/ Lisa M. Ferraro
Name: Lisa M. Ferraro
Title: Managing Director

Signature Page to Limited Consent and Amendment No. 11 to Note Purchase Agreement

SUN LIFE ASSURANCE COMPANY OF CANADA,
as a Noteholder

By: /s/ Steve Theofanis
Name: Steve Theofanis
Title: Managing Director
Private Fixed Income

By: /s/ Maurice Primeau
Name: Maurice Primeau
Title: Managing Director
Private Fixed Income

Signature Page to Limited Consent and Amendment No. 11 to Note Purchase Agreement

Agreed to and acknowledged by the undersigned solely with respect to Section 6(c) hereof:

GUARANTORS:                ANTICLINE DISPOSAL, LLC
BLUE GRAMA LAND CORPORATION
CENTENNIAL ENERGY, LLC
CENTENNIAL GAS LIQUIDS ULC
GRAND MESA PIPELINE, LLC
HICKSGAS, LLC
HIGH SIERRA CRUDE OIL & MARKETING, LLC
HIGH SIERRA ENERGY, LP (BY High Sierra Energy GP, LLC, its general partner)
HIGH SIERRA ENERGY MARKETING, LLC
HIGH SIERRA ENERGY OPERATING, LLC
NGL CRUDE CANADA HOLDINGS, LLC
NGL CRUDE CUSHING, LLC
NGL CRUDE LOGISTICS, LLC
NGL CRUDE PIPELINES, LLC
NGL CRUDE TERMINALS, LLC
NGL CRUDE TRANSPORTATION, LLC
NGL ENERGY HOLDINGS II, LLC
NGL ENERGY LOGISTICS, LLC
NGL ENERGY OPERATING LLC
NGL LIQUIDS, LLC
NGL-MA, LLC
NGL-MA REAL ESTATE, LLC
NGL MARINE, LLC
NGL MILAN INVESTMENTS, LLC
NGL-NE REAL ESTATE, LLC
NGL PROPANE, LLC
NGL SHIPPING AND TRADING, LLC
NGL SUPPLY TERMINAL COMPANY, LLC
NGL SUPPLY WHOLESALE, LLC
NGL WATER SOLUTIONS BAKKEN, LLC
NGL WATER SOLUTIONS EAGLE FORD, LLC
NGL WATER SOLUTIONS, LLC
NGL WATER SOLUTIONS PERMIAN, LLC
NGL WATER SOLUTIONS DJ, LLC
NGL WATER SOLUTIONS MID-CONTINENT, LLC
OSTERMAN PROPANE, LLC
TRANSMONTAIGNE LLC
TRANSMONTAIGNE PRODUCT SERVICES LLC
TRANSMONTAIGNE SERVICES LLC
SAWTOOTH NGL CAVERNS, LLC
NGL SUPPLY TERMINAL SOLUTIONS
MINING, LLC

By: /s/ Robert “Trey” W. Karlovich III
Name: Robert “Trey” W. Karlovich III
Title: Chief Financial Officer

Signature Page to Limited Consent and Amendment No. 11 to Note Purchase Agreement